Exhibit (a)(1)(g)

ADDENDUM

FOR WARRANT AMENDMENT PROGRAM

The following is a list of your outstanding warrants as of [•], which are eligible for amendment in the Warrant Amendment Program that commenced on [•];

Warrantholder Name:	ID:

Warrant Number	Issue Date	Total Number of Shares Subject to Warrant	Do my shares of common stock issuable upon exercise of the Warrant have Registration Rights?

If you have questions about the above list, please direct them to Noopur Liffick, AntriaBio, Inc., 1450 Infinite Drive, Louisville, Colorado 80027, email address: investor-relations@antriabio.com.